EXHIBIT 99.1

Executive Contact:	Investor Relations Contact:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces
Strategic Realignment

Tempe, Ariz., September 21, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today announced plans for the strategic realignment of its business. The plans include a re-focus on its core mobile audio business and the divestiture of non-core businesses. Rockford will focus its growth efforts on expanding its distribution channels for mobile audio products both in the U.S. and internationally. This will include a continued focus on increasing its OEM business.

Rockford noted that the manufacturing and supply chain issues experienced with the launch of its new Rockford Fosgate product during the first half of 2004 are largely over. Rockford is satisfied with its progress and believes that the changes it has made to the new product development process will prevent similar issues in 2005.

Gary Suttle, president and chief executive officer of Rockford said, “As the mobile audio aftermarket begins to stabilize, and as we continue to see growth in the OEM space, we believe we are in a good position to focus our efforts on our core mobile audio business. This has always been our core competency and our strategic decision to return to this strategy should enable us to maximize the profitability of the business.”

In support of its realignment efforts, Rockford will begin divesting itself of non-core businesses and is currently in negotiations to sell its majority interest in the SimpleDevices Wi-Fi software business. Rockford plans to continue a relationship with SimpleDevices and will retain Rockford’s Omnifi brand and product offering.

Mr. Suttle continued, “We continue to believe that Wi-Fi will play an important role in mobile car audio as well as in our strategy going forward. However, we think that the capital we would deploy while this business ramps up is better spent on our core business and reducing our debt.”

Due to continued losses at Rockford’s MB Quart GmbH subsidiary in Germany, Rockford will discontinue the German operations of its subsidiary MB Quart GmbH. After considering several options, Rockford has decided to place MB Quart GmbH into receivership under German law. This action will eliminate approximately $750 thousand in operating loss per quarter and is expected to have a minimal cash impact. Rockford will continue to own and develop the MB Quart brand in North America. This will result in a reserve against its investment in the MB Quart German operations in the third quarter.

In order to facilitate its strategic realignment, Rockford plans to take additional non-cash reserves or write-offs during the third quarter. These are expected to total an estimated $25 million, detailed as follows:

•	Approximately $11 million in reserves against Rockford’s investment in and inter-company loan to MB Quart GmbH

•	Approximately $7 million to establish a valuation allowance against Rockford’s U.S. deferred tax assets

•	Approximately $3 million for Omnifi and other inventory

•	Approximately $4 million for goodwill associated with Rockford’s acquisition of the Q-Logic brand and business

Rockford noted that its shareholder’s equity remains substantially positive after these adjustments.

Rockford did not meet the requirement of the EBITDA covenant of its asset based credit facility with Congress Financial as of the end of August 2004. This constitutes a default under the current terms of the agreement. In addition, the placement of MB Quart GmbH into receivership will result in a default under the Congress facility. Rockford has met with Congress to discuss these matters and is working closely with Congress to secure a waiver and amend the terms of the covenants. Rockford believes its relationship with Congress remains strong.

Mr. Suttle concluded, “We have made some tough decisions to return Rockford to profitability. We are excited about our core mobile audio products and the strong reception they continue to get in the market. We are looking forward to growth across all mobile audio distribution channels including substantial opportunities in the OEM market.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com, Omnifi and SimpleDevices brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, NHT and Omnifi brand names.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

As a result of our poor financial performance, the lender on our principal credit facility has restricted the availability on our credit line and we are using substantially all of the availability. As a result, our ability to fund all of our working capital requirements is under stress and we may be forced to seek additional financing in the event of unanticipated cash needs. We cannot be sure that such financing will be available on acceptable terms.

In addition, although overall demand for aftermarket mobile audio products is stabilizing, it is not clear whether our core consumers are ready to increase their spending on mobile audio.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our sales or earnings to fall below our expectations. Our actual results may differ significantly from those anticipated in our forward-looking statements.